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                                                                      EXHIBIT 12




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                           The Progressive Corporation

                Computation of Ratio of Earnings to Fixed Charges

                                                    Nine Months                     Years Ended December 31,
                                               Ended September 30,
                                                      2001                    2000    1999     1998     1997    1996
                                              ------------------------------------------------------------------------
                                                                       (Dollars in Millions)
Income before income taxes                             $410.8               $31.8   $412.2   $661.1  $578.5   $441.7
                                              ------------------------    -------- -------- -------- ------- --------

Fixed Charges:
   Interest and amortization on
indebtedness (a)                                         39.1                81.1     79.8     64.6    64.6     61.5
   Portion of rents representative of the
interest factor                                           5.9                 8.0      6.8      6.7     5.6      4.5
                                              ------------------------    -------- -------- -------- ------- --------
Total Fixed Charges                                      45.0                89.1     86.6     71.3    70.2     66.0
                                              ------------------------    -------- -------- -------- ------- --------

Total income available for fixed charges (b)           $455.1              $118.0   $495.6   $728.9  $648.7   $507.7
                                              ========================    ======== ======== ======== ======= ========

Ratio of earnings to fixed charges                       10.1                 1.3      5.7     10.2     9.2      7.7
                                              ========================    ======== ======== ======== ======= ========



(a) Includes both interest expensed and capitalized.
(b) Excludes interest capitalized, net of amortized interest, of $.7 million for the nine months ended September 30, 2001, and $2.9 million, $3.2 million and $3.5 million for the years ended December 31, 2000, 1999 and 1998, respectively. No interest was capitalized in 1997 or 1996.